NATIONWIDE LIFE INSURANCE COMPANY

10350 ORMSBY PARK PLACE

LOUISVILLE, KY 40223

ROTH INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

To Individual Variable and/or Fixed Annuity Contracts

General Information Regarding this Endorsement

The following provisions apply only to Contracts issued as Roth IRAs. To the extent the terms of the Contract and this endorsement are inconsistent; the terms of this endorsement will control the Contract accordingly. The Contract Owner shall comply with the applicable tax qualification provisions of the Internal Revenue Code of 1986, as amended, as described in this endorsement, to prevent loss of the advantages of tax deferral and to prevent tax penalties. Terms not defined in this endorsement have the meaning given to them in the Contract.

Transfers and Assignments

This Contract is not transferable and may not be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of any obligation to any person other than to the Contract Owner. The Contract Owner of this Contract must be the Annuitant except for Contracts under custodial ownership within an individual retirement account. Joint Owners, Contingent Owners, Co-Annuitants, and Contingent Annuitants are not permitted. A Co-Annuitant is permitted when the Contract provides a spousal protection feature and/or any joint option (if applicable) that is used or elected.

Purchase Payments

The Minimum Initial Purchase Payment shown on the Contract Specifications Pages is required on the Date of Issue.

Definitions

The following definitions are added to the Contract:

IRA Conversion Contributions - Amounts rolled over, transferred, or considered transferred from a non-Roth IRA to a Roth IRA. A non-Roth IRA is an individual retirement account or annuity described in Code Sections 408(a) or 408(b), other than a Roth IRA.

Minimum Distribution - The amount that is required to be Surrendered from IRAs to meet the required minimum distribution rules established by the Code.

Qualified Distribution - A distribution from the Contract as defined in Code Section 408A(d)(2).

Qualified Rollover Contribution - A rollover (as defined in Internal Code Section 408A(e)) to a Roth IRA from another Roth IRA, from an individual retirement plan where the rollover contribution meets the requirements of Code Section 408(d)(3), or from an eligible retirement plan where the rollover contribution meets the requirements of section 402(c)(4), 403(b)(8), or 457(e)(16).

Roth IRA - An individual retirement annuity meeting the requirements of Code Section 408A.

Surrenders Required by the Internal Revenue Code - Roth IRAs

Notwithstanding any provision of this Roth IRA endorsement or the Contract to the contrary, if the Contract Owner dies before his or her entire interest is distributed to him or her and the Contract Owner’s surviving spouse is not the sole Beneficiary, the entire remaining interest will, at the election of the Contract Owner/Annuitant or, if the Contract Owner has not so elected, at the election of the Beneficiary or Beneficiaries, either:

(1)	Be distributed by December 31 of the year containing the fifth anniversary of the Contract Owner’s death, or

(2)

Be distributed over the life expectancy of the designated Beneficiary starting no later than December 31 of the year following the year of the Contract Owner’s death, in accordance with Treasury Regulation 1.401(a)(9)-5 Q&A 5.

If distributions do not begin by the date described in (2), distribution method (1) will apply.

ICC18-VAZZ-0155AO	1	(Compact - Standard) (2/2019)

If this is an inherited IRA within the meaning of Code Section 408(d)(3)(c) established for the benefit of a non-spouse designated Beneficiary by a direct trustee-to-trustee transfer from a retirement plan of a deceased individual under Code Section 402(c)(11), then, notwithstanding any election made by the deceased individual pursuant to the preceding sentence, the non-spouse designated Beneficiary may elect to have Distributions made under Distribution method (2) above if the transfer is made no later than the end of the year following the year of the Contract Owner’s death.

In the case of Distribution method (2) above, to determine the minimum annual payment for each year, divide the Contract Owner’s entire interest in the Contract as of the close of business on December 31 of the preceding year by the applicable distribution period as described in Treasury Regulation 1.401(a)(9)-5 Q&A 5.

If the Contract Owner’s spouse is the sole Beneficiary on the Contract Owner’s date of death, such spouse will then be treated as the Contract Owner.

The required Minimum Distributions payable to a designated Beneficiary from this IRA may be Surrendered from another IRA the Beneficiary holds from the same decedent in accordance with Q&A-19 of Section 1.408-8 of the Income Tax Regulations.

Restriction on Surrenders for Roth IRAs

The Contract Owner may Surrender part or all of the Contract Value at any time this Contract is in force prior to the Annuitization Date or the death of the Annuitant.

A Surrender from a Roth IRA, including exercise of a contractual Right to Examine and Cancel period, may result in the immediate application of taxes under Code Section 72 pursuant to Code Section 408A(d) and penalties under Code Section 72. A premature distribution may not meet the requirements for a Qualified Distribution. A premature distribution may not be eligible for Qualified Rollover Contribution treatment. To assist in preventing disqualification in the event of a Surrender during the Right to Examine and Cancel period, Nationwide will agree to transfer the proceeds to another contract which meets the requirements of Code Section 408A, upon proper direction by the Contract Owner.

Additional Roth IRA Requirements

The following shall all apply:

A.	The Contract is established for the exclusive benefit of the Contract Owner or his or her Beneficiaries. The entire interest of the Annuitant in the Contract shall be nonforfeitable.

B.

Except in the case of a Qualified Rollover Contribution, no contributions will be accepted unless they are in cash, and the total of such contributions shall not exceed the deductible amount described in Code Sections 219(b)(1)(A) and 219(b)(5).

C.

In the case of a Contract Owner who is 50 years of age or older prior to the end of the taxable year, the annual cash contribution limit shall not exceed the deductible amount described in Code Sections 219(b)(1)(A) and 219(b)(5).

D.

Any refund of Purchase Payments (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the year of the refund, toward the payment of future Purchase Payments or the purchase of additional benefits.

E.	Nationwide shall provide annual calendar year reports to the Contract Owner/Annuitant concerning the status of the Contract.

F.

The Contract Owner agrees to provide the custodian with information necessary for the custodian to prepare any reports required under Sections 408(i) and 408A(d)(3)(E). Treasury Regulation sections 1.408-5 and 1.408-6, and under guidance published by the Internal Revenue Service.

G.

In the event the Contract is cancelled during the Right to Examine and Cancel period, upon receipt of such Contract by Nationwide it will be deemed void and all contributions paid will be refunded without any reduction. It should be sent to Nationwide Life Insurance Company, 10350 Ormsby Park Place, Louisville, KY 40223. Letters shall be deemed to be mailed on the date of the postmark, registration, or certification, if mailed in the U.S. in an envelope properly addressed, with first class postage affixed.

ICC18-VAZZ-0155AO	2	(Compact - Standard) (2/2019)

H.	No Purchase Payments are required after the first Purchase Payment. This Contract will not lapse for failure to pay Purchase Payments.

I.	If this is an inherited IRA within the meaning of Code Section 408(d)(3)(c), no contributions will be accepted.

J.

Both Nationwide and the Contract Owner agree to amend the Contract to comply with any changes in the Internal Revenue Code of 1986, as amended, with any changes in Department of Labor and Treasury Regulations, and with changes in other applicable law. All other changes to the Contract will be made only with the mutual agreement of Nationwide and the Contract Owner and will be subject to the conditions stated in this Contract. A copy of each amendment will be furnished to the Contract Owner.

K.

Notwithstanding any other articles that may be added or incorporated, the provisions of this endorsement and this sentence will be controlling. Any additional articles that are not consistent with Code Section 408A, the related regulations, and other published guidance will be invalid.

Spousal Protection/Joint Option

The following will apply to any spousal protection benefit and/or joint option (if applicable) that is used or elected.

Only the person for whom the Roth IRA was established may be named as the sole Contract Owner, except for Contracts under custodial ownership within an individual retirement account.

The Annuitant upon whose continuation of life any annuity payments involving life contingencies depend must be the person for whom the Roth IRA was established.

Executed for Nationwide by:

Secretary	President

ICC18-VAZZ-0155AO	3	(Compact - Standard) (2/2019)